As filed with the Securities and Exchange Commission on April 7, 1997
                           Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                      INTERNATIONAL NURSING SERVICES, INC.
               (Exact Name of Registrant as Specified in Charter)

Colorado                                    7362                   84-1123311
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                                        Robin M. Bradbury
 Suite 400                              Suite 400
 360 South Garfield Street              360 South Garfield Street
 Denver, Colorado 80209                 Denver, Colorado 80209
 (303) 393-1515                         (303) 393-1515
 (Address and telephone number of       (Address and telephone number of
 principal executive offices)           agent for service)

                                   Copies to:
                              Thomas J. Moore, Esq.
                              Steven E. Segal, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                       633 Seventeenth Street, Suite 2000
                             Denver, Colorado 80202
                                 (303) 291-2600

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box: [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                             Amount                 Proposed              Proposed Maximum             Amount of
    Title of Each Class of                   to be               Offering Price               Aggregate              Registration
 Securities to be Registered             Registered(1)            per Security             Offering Price               Fee(1)
Common Stock, par value $.001              6,732,311               $0.6875(1)               $4,628,464(1)              $1,403.00
===================================  ====================== ========================  =========================  ==================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the last sale reported of the Company's common stock, par value $.001 per share, on the Nasdaq SmallCap Market on April 4, 1997. Pursuant to Rule 416, this Registration Statement also includes such indeterminate number of additional shares of Common Stock as may be required for issuance pursuant to anti-dilution provisions of certain underlying securities as more fully described in the Prospectus included herein.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

        PRELIMINARY PROSPECTUS DATED APRIL 7, 1997, SUBJECT TO COMPLETION

                                6,732,311 Shares

                         INTERNATIONAL NURSING SERVICES

                                  Common Stock

         This  Prospectus  relates to an  aggregate  of  6,732,311  shares  (the
"Shares") of common stock, par value $.001 (the "Common Stock"), of International Nursing Services, Inc. ("International Nursing" or the "Company"), which may be offered and sold from time to time for the account of the persons who are identified herein under the heading "Selling Shareholders" and any other person who obtains the right to sell Shares hereunder (the "Selling Shareholders").

         4,547,199 of the Shares are issuable or may be issuable to certain of the Selling Shareholders upon (i) conversion of shares of the Company's 1997 Convertible Preferred Stock, par value $.001 per share (the "1997 Preferred Stock"), and (ii) exercise of certain warrants (the "1997 Unit Warrants") to purchase Shares at an exercise price of $1.00 per Share (subject to adjustment). 2,185,112 of the Shares are issuable or may be issuable upon exercise of a warrant (the "Millenco Warrant") and a convertible note (the "Millenco Note") issued by the Company in January 1997. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF ANY SHARES. The Company will receive the amount of the respective exercise prices upon the exercise, if any, of any 1997 Unit Warrants and the Millenco Warrant. See "Background of the Offering," "Use of Proceeds," "Selling Shareholders" and "Plan of Distribution."

         The Shares may be sold from time to time directly by the Selling Shareholders or by pledgees, donees, assignees, transferees or other successors in interest. Alternatively, the Shares may be offered from time to time by the holders to or through brokers or dealers who may act solely as agent, or who may acquire Shares as principal. The distribution of the Shares may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by these holders in connection with any such sales, which such fees, commissions or discounts may be deemed to be "underwriting compensation" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). In connection with such sales, the Selling Shareholders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the 1933 Act. The Company has agreed to bear all expenses other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisors to the Selling Shareholders, in connection with the preparation and filing of the Registration Statement of which this Prospectus forms a part and the printing of this Prospectus and otherwise in connection with the registration of the Shares. The Company estimates such expenses at $30,000. The Company's Common Stock is traded on the Nasdaq SmallCap Market (symbol: NURS). On April 4, 1997, the last sale reported of Common Stock as quoted on the Nasdaq SmallCap Market was $0.6875 per share.

                          -----------------------------

   AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS
                      THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                          -----------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

               The date of this Prospectus is __________ __, 1997

No dealer, salesman or other person or entity has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person or entity. All information contained herein is as of the date of this Prospectus. Neither the delivery of this Prospectus, nor any sale, distribution or resale made hereunder shall, under any circumstances, create any implication that there has been no change in the business or affairs of the Company or in the facts herein set forth since the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington DC 20549 at prescribed rates. The Company's reports, proxy statements and other information filed with the Commission may also be inspected at the office of the National Association of Securities Dealers, Inc., 7135 K Street, N.W., Washington, DC 20006, on which the Company's Common Stock and other securities are listed for trading. The Commission maintains a Web site that contains reports, proxy and other information statements regarding registrants that file electronically (including the Company) with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System. The Commission's Web site address is: http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto) (collectively, the "Registration Statement") under the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission referenced above. The Company intends to publish annual reports with financial information having been examined and reported upon, with an opinion expressed, by an independent certified public accountant.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference and made a part of this Prospectus:

          (1) The Annual Report on Form 10-KSB for the fiscal year ended December 29, 1996; and

          (2) The Current Report on Form 8-K dated February 14, 1997 and related Current Report on Form 8-K/A filed April 4, 1997.

          All  documents  filed by the Company with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference and made a part of this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered (including any beneficial holder), upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Robin M. Bradbury, Suite 400, 360 South Garfield Street, Denver, CO 80209, telephone number (303) 393-1515.


                                  RISK FACTORS

         An investment in the Common Stock is highly speculative and should only be considered by those persons or entities who can afford to lose their entire investment. In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business and an investment in shares of the Company's Common Stock. The order in which the following risk factors are presented does not indicate the relative magnitude of the risks described. Certain statements contained in this Prospectus or in documents incorporated by reference into this Prospectus may constitute forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 in that they relate to events or transactions that have not occurred, expectations or estimates of the Company, growth strategies or business plans of the Company or other events or facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as "might," "may," "will," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. The following risk factors contain discussions of important factors that should be considered by prospective investors related to forward- looking statements included in this Prospectus and in the documents incorporated by reference into this Prospectus. These important factors, among others, may cause actual results to differ materially from the results expressed or implied by the forward-looking statements.

Prior Operating Losses of International Nursing; Lack of Working Capital

         International Nursing reported net losses of ($858,000) and ($5,487,000) for the years ended December 29, 1996 and December 31, 1995, respectively. At December 29, 1996, International Nursing had an accumulated deficit of ($7,224,000) and a working capital deficit of ($1,338,000). The Company has had no quarterly operating profits except for a minimal operating profit in the first quarter of 1996. There is no assurance that International Nursing will achieve a specific level of revenues, or that the Company will operate profitably in the future.

         The Company may experience significant fluctuations in future operating results due to a number of factors including, among others, the effect of regulatory and legislative developments on the Company, pricing trends in the flexible staffing industry, availability of qualified medical personnel, reductions in demand for the Company's interim or home care staff due to competition, regulation and other factors, the ability of management to coordinate and implement a marketing strategy, costs associated with maintenance of quality control standards, and success of the Company's management in diversifying interim staffing and home care operations. The impact of any of these factors could cause operating results to decline significantly from prior periods. Any significant decrease in revenues for any reason would have an immediate adverse impact on the Company's operating results and its ability to operate profitably. No assurances can be given that the Company will be able to obtain sufficient debt or equity financing, or on acceptable terms, to enable the Company to meet its cash needs. In addition, the Company's auditor's opinion contains an explanatory paragraph describing that there is substantial doubt about the Company's ability to continue as a going concern.

Need For Additional Financing

         The Company had negative working capital of $(1,338,000) at December 29, 1996. The current operation of the Company's business and the ability of the Company to continue to expand may depend upon its ability to obtain additional financing. The Company is meeting its current cash flow needs through the sale of equity and convertible debt and the financing of accounts receivable under terms which have resulted in significant financing costs to the Company. There can be no assurance that additional financing will be available to the Company. In the absence of financing, there can be no assurance that the Company can continue to sell equity to finance its operations, if necessary.

Government Health Care Reform Proposal; Uncertainty in Health Care Industry

          Several programs have been proposed to reform the United States health care system. Some of these programs contain proposals to increase government involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Health care facilities may react to these proposals and the uncertainty surrounding such proposals by curtailing the use of flexible staff. The Company cannot predict with any certainty what impact, if any, proposals for health care reforms might have on the Company's business. As part of health care reform, recent federal and certain state legislative proposals have included provisions extending health insurance benefits to temporary employees. Due to the wide variety of national and state proposals relating to health care presently under consideration, the impact of such proposals cannot be predicted.

         The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of hospitals and other health care facilities. During the past several years, the health care industry has been subject to an increase in government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, major third party payors of hospital services (insurance companies, Medicare and Medicaid) have significantly revised payment procedures in an effort to contain health care costs. These and other factors affecting the health care industry may have a significant adverse impact on the Company's operating results.

Dependence on Customer Relationships; Absence of Customer and Care-giver
Contracts

         The Company's business is dependent on its ability to establish and maintain close working relationships with hospitals, clinics, nursing homes, physician groups, assisted living facilities, health maintenance organizations, educational institutions, third party payors and other referral sources, and with care givers providing services on behalf of the Company. Although the Company has established customer and care giver relationships in the markets in which it presently operates, there can be no assurance these relationships will continue. None of the contracts by and between the Company and its customers is exclusive, and these contracts do not obligate the customers to utilize a designated number of interim or home care staff for any specific period of time. Although certain customer contracts provide that the Company will be the first interim staffing firm contacted by the hospital, this "first call" right does not guarantee that the Company will achieve a specific level of, or any, revenues as a result of such right. Likewise, contracts between the Company and its care givers are non-exclusive and do not obligate the care giver to render services for any specific period of time. Accordingly, it is possible that the Company may not be able to meet customer demand for qualified personnel, or that it can do so on a cost-efficient basis.

Regulation and Dependence on Certifications

         The Company's health care business is subject to extensive and frequently changing regulation by federal, state and local authorities. Regulation imposes a significant compliance burden on the Company, including state licensing and federal and state eligibility standards for certification as a Medicare and Medicaid provider. In almost half the states, in addition to licensing, home care providers must receive a certificate of need ("CON") from the state in order to directly provide Medicare and Medicaid services. CON requirements and restrictions vary substantially from state to state. The Company currently subcontracts its staff to several CON providers doing business in the State of New York, which is the only CON state in which the Company now conducts business. The Company considers the CON providers to which it subcontracts as sources of referrals, although there is no assurance the Company will continue to receive referrals from CON providers. The Company's inability to obtain or renew any license, CON or certification could adversely affect the Company's operations.

         The Company's Denver branch home care business has been certified by the Health Care Financing Administration ("HCFA") to allow the Company to receive reimbursement for nursing services and supplies from Medicare. The Company estimates that approximately six percent of the Company's 1996 revenues were accounted for by home care services, where home care reimbursements came from Medicare and Medicaid. The Company is subject to continuing financial, audit and other requirements imposed by HCFA and the State of Colorado in order to maintain its certification. The Company has been in material compliance with the financial, audit and other requirements imposed by HCFA and the State of Colorado in the past, although there is no assurance the Company will be successful in continuing to meet these requirements. In the future, the Company may seek to become certified by other states for the purpose of receiving Medicare or Medicaid reimbursements for home care or other services. The Company has received accreditation from the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to evidence the Company's commitment to high service standards in the Bronx and Yonkers offices and the Company anticipates seeking this accreditation for its other branch offices if deemed beneficial. There is no assurance such certification will be received. In the future, it is possible that home care providers may be required to obtain JCAHO or other certifications, the receipt of which by the Company is not assured. The loss of any of the Company's existing certifications or the loss of or failure to obtain any certifications required in the future could have a material adverse effect on the Company's financial position and operations.

Competition

         The market for interim staffing and home care services is highly competitive. Many of the Company's existing and potential competitors have substantially greater financial, marketing and personnel resources than the Company and have established reputations in the flexible staffing industry. Accordingly, the Company is at a disadvantage in competing with such entities. It is likely that the current trend toward increased consolidation in the health care industry will accelerate. Some of the Company's larger competitors may gain an additional advantage by offering enterprise-wide interim staffing for health care facilities.

         In addition, the Company's operations depend, to a significant degree, on its ability to recruit qualified health care personnel. The Company faces competition from other companies in recruiting qualified health care personnel and there is no assurance that qualified personnel will be available to the Company in the future or the costs at which such personnel might be available. The failure of the Company to recruit qualified personnel, or a significant increase in the Company's cost of such personnel, could have a material adverse effect on the Company's financial position and operations. There can be no assurance the Company will be able to continue to compete successfully in the markets in which it is active or in any markets it enters in the future.

Effect of Reimbursement Policies

         Management estimates that approximately six percent of the Company's revenues are accounted for by reimbursements from federal and state government-sponsored reimbursement programs and approximately 94% are accounted for by payments from hospitals, nursing homes and other third party payors. In recent years, federal and state governments and insurance companies have sought earlier discharge of patients following the performance of medical procedures. The trend toward early discharge may have a negative effect on the demand for certain types of interim staffing at hospitals. As of December 29, 1996, approximately 90% of the Company's revenues were accounted for by interim staffing services and approximately ten percent of revenues were accounted for by home care services. Management anticipates that the Company's services, and the source of its revenues, will continue to reflect health care industry trends, including those concerning reimbursement policies. Should the Company be unsuccessful, for any reason, in adjusting its mix of services in response to changes in reimbursement policies, the Company's business could be adversely affected.

Dependence on Key Personnel

         The Company's success depends to a significant extent on John P. Yeros, Chairman of the Board and Chief Executive Officer, of the Company. The loss of the services of Mr. Yeros could have an adverse effect on the Company. The
Company has entered into an employment agreement with Mr. Yeros that includes noncompetition covenants. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel to manage the future growth of the Company. There can be no assurance the Company will be successful in attracting and retaining such personnel.

Fluctuations in Operating Results and Cash Flow

         Results of operations and the Company's cash flow have fluctuated and may continue to fluctuate significantly from quarter to quarter. Various factors may affect the results of operations, including hospital budgetary cycles, increased competition for qualified medical personnel, patient admission fluctuations and seasonality. Likewise, the Company's cash flow may fluctuate due to the adoption by hospitals and third party payors of new or revised reimbursement policies, the cost and availability of accounts receivable financing, extension of more favorable credit terms to key customers and various other factors. Should the Company encounter delays in collecting from third party payors or its customers for any reasons, the Company's results of operations and cash flow may be materially adversely affected.

Ability to Manage Growth; Acquisition Strategy

         As part of its business strategy, the Company intends to pursue rapid growth, including possible acquisitions of related and complementary businesses. The Company's growth strategy will require expanded client services and support, increased personnel throughout the Company, expanded operational and financial systems and the implementation of new control procedures. There can be no assurance the Company will be able to manage expanded operations effectively. Moreover, failure to implement financial and other systems and to add resources could have a material adverse impact on the Company's results of operations and financial condition. The Company's acquisitions could involve a number of risks, including the diversion of management's attention to the assimilation of the companies to be acquired, unforeseen difficulties in the acquired operations, adverse short-term effects on the Company's operating results, amortization of acquired intangible assets and dilution in the ownership interest of shareholders as a result of issuance of additional Common Stock or convertible preferred stock. The Company's limited working capital may prevent the Company from concluding other acquisitions for cash and may require the Company to seek to pay for acquisitions through stock issuances or by obtaining other financing, of which there is no assurance. There is no assurance the Company will be successful in consummating any acquisition transactions or the terms on which such acquisitions might be consummated.

Personnel Risks

         Flexible staff providers, such as the Company, are in the business of employing people and placing them in the workplace of other businesses. Attendant risks of such activity include possible claims of discrimination and harassment, employment of illegal aliens, unqualified or unlicensed medical personnel and other similar claims. The Company has policies, guidelines and screening procedures in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems associated with these risks, there can be no assurance that the Company will not experience such problems in the future. The Company may be the subject of litigation for injuries or damages caused by the acts of its staff. While the Company maintains insurance providing coverage for certain negligent acts in an amount the Company believes is customary for the industry, there can be no assurance the Company's insurance policies will be sufficient so as to offset any claims received. Moreover, costs of insurance may escalate beyond anticipated levels, or certain types of losses may be uninsurable or may exceed coverage. Any substantial uninsured loss suffered by the Company would have a material adverse effect on the Company.

Future Sales of Common Stock

         A substantial number of the Company's outstanding shares of Common Stock are "restricted securities" and may in the future be sold in compliance with Rule 144 adopted under the Act. Rule 144, as recently amended, generally provides that beneficial owners of shares who have held such shares for one year may sell within a three-month period a number of shares not exceeding 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. Future sales of restricted Common Stock under Rule 144 could negatively impact the market price of the Common Stock. In addition, the Common Stock registered hereby may be sold from time to time in one or more transactions that may take place on the Nasdaq SmallCap Market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of such sale, at prices related to such prevailing prices or at negotiated prices. Future sales of such Common Stock could negatively impact the market price of the Common Stock. See "Plan of Distribution."

Common Stock Issuable Pursuant to Underlying Securities

         At the date hereof, the Company has reserved all of its 25,000,000 authorized shares of Common Stock for issuance upon the exercise of outstanding options, 1997 Unit Warrants, the Millenco Warrant, and upon the conversion of the 1997 Preferred Stock and the Millenco Note, and upon exercise or conversion of other of the Company's outstanding securities underlying shares of Common Stock. The exercise prices of options and warrants to acquire Common Stock presently outstanding range from $.63 per share to $6.00 per share. During the respective terms of the outstanding options, Warrants, the Millenco Warrant, the Millenco Note, 1997 Preferred Stock, 1997 Unit Warrants, 1996 Unit Warrants, 1996 Preferred Stock, 1996 Unit Options and other outstanding underlying securities, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and the exercise of any options or warrants may dilute the book value per share of the Common Stock. The existence of the options, conversion rights, or any outstanding warrants may adversely affect the terms on which the Company may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire Common Stock at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.

Preferred Stock Attributes

         Each share of 1997 Preferred Stock is initially convertible at any time, unless previously redeemed, at the option of the holder into 10,000 shares of Common Stock, subject to increase if the average closing price of the Common Stock falls below $1.33 per share for five consecutive trading days prior to conversion. Based on the average closing price of the Common Stock for the five consecutive trading days ended March 31, 1997, of $0.775 per share, each share of 1997 Preferred Stock is currently convertible into 17,204 shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, outstanding shares of 1997 Preferred Stock will be entitled to receive $10,000 per share, together with any accrued and unpaid dividends. Dividends on the 1997 Preferred Stock accrue daily, but only, and to the extent that, a registration statement under the 1933 Act registering the shares of Common Stock into which the 1997 Preferred Stock is convertible is not declared effective commencing 90 days after the date of issuance of 1997 Preferred Stock, at the annual rate of 18% per annum. Such dividends, if any, are cumulative, and will be payable quarterly in arrears commencing 90 days after accrual commences.

         Each share of the Company's 1996 Preferred Stock ("1996 Preferred Stock") is convertible at any time, unless previously redeemed, at the option of the holder into 8,000 shares of Common Stock, subject to increase if the average closing price of the Common Stock falls below $1.67 per share for five consecutive trading days prior to conversion. Based on the average closing price of the Common Stock for the five consecutive trading days ended March 31, 1997, of $0.775 per share, each share of 1996 Preferred Stock is currently convertible into 17,204 shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, outstanding shares of 1996 Preferred Stock will be entitled to receive $10,000 per share, together with any accrued and unpaid dividends. Dividends on the 1996 Preferred Stock accrue at the annual rate of 10%, are cumulative from the date of first issuance, and are payable quarterly in arrears commencing 90 days after issuance.

         Should the Company liquidate, dissolve or wind up, the liquidation preferences granted to the holders of the Preferred Stock may operate to the significant disadvantage of holders of the Common Stock. Moreover, cumulative dividends payable on the Preferred Stock may adversely affect the Company's cash flow and working capital. The redemption of the Preferred Stock could also significantly reduce the Company's working capital should the Company elect to redeem the Preferred Stock and have the legal and financial ability to do so.

Volatility of Stock Price; Noncompliance with Nasdaq Listing Requirements

         Since commencing trading on the Nasdaq SmallCap Market, the Company's Common Stock has experienced significant price fluctuations. Factors such as quarterly fluctuations in results of operations, negative announcements by the Company or others, regulatory, legislative or other developments affecting the Company or the health care industry generally, market conditions specific to the health care industry and general market conditions may cause the market price of the Common Stock to fluctuate, perhaps substantially. The conversion of the 1996 Preferred Stock or 1997 Preferred Stock into Common Stock or exercise of the Warrants may also cause significant price fluctuations in the Common Stock. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many health care related companies. Factors such as those cited above, as well as other factors which may be unrelated to the operating performance of the Company, may adversely affect the price of the Common Stock.

         The regulations of the National Association of Securities Dealers, Inc. require that stocks listed on the Nasdaq SmallCap Market have (i) a minimum bid price per share of $1 or (ii) maintain a market value of public float of $1 million and have $2 million in capital and surplus. The Company's Common Stock has traded below $1 during the six months previous to the date of this Prospectus. There can be no assurance that the Company's Common Stock will continue to be listed on the Nasdaq SmallCap Market. If the Company's Common Stock were no longer listed on the Nasdaq SmallCap Market, there can be no assurance that there would be a market for the Company's Common Stock, or other equity securities. The Company currently meets the listing requirements. However, there can be no assurance that the Company will continue to meet such requirements or otherwise continue to be listed on the Nasdaq SmallCap Market. If the Company's Common Stock is no longer listed on the Nasdaq SmallCap Market, there can be no assurance that there will be a market for the Company's Common Stock or other equity securities, or as to the liquidity or sustainability of any such market.

Potential Application of Penny Stock Rules

         Should the Company's Common Stock no longer be listed on the Nasdaq SmallCap Market, trading in such securities may become subject to the penny stock rules under the Securities Exchange Act of 1934, as amended, unless an exemption from such rules is available. If such rules become applicable to trading in the Company's securities, broker-dealers making a market in the Company's securities will be required to provide disclosure to their customers regarding the risks associated with the Company's securities, the suitability for the customer of an investment in the Company's securities, the duties of the broker-dealer to the customer and information regarding bid and ask prices for the Company's securities and the amount and description of any compensation the broker-dealer would receive in connection with a transaction in the Company's securities. The application of these rules would likely result in fewer market makers making a market of the Company's securities and further restrict the liquidity of the Company's Common Stock.

Description of Common Stock; Absence of Common Stock Dividends

         Each share of Common Stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and preferences of the outstanding Preferred Stock.

         The Company is required to pay dividends on the 1996 Preferred Stock, and, in certain circumstances, the 1997 Preferred Stock. Under the terms of the 1997 Preferred Stock, the Company is restricted from paying any cash dividends on the Common Stock as long as any 1997 Preferred Stock is outstanding. Accordingly, and because of the Company's general policy to retain any earnings for use in the Company's operation and growth, the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant. The Company anticipates that any future financing agreements will prohibit the payment of Common Stock dividends without the prior written consent of the Company's lender(s).

Payments Relating to Stock Price Guarantee

         In connection with the purchase of Ellis Home Health Services, Inc. ("Ellis") and the issuance of 28,203 shares of common stock to pay off the remaining amount due under a related note payable, the Company guaranteed that the former owner of Ellis would realize at least $4.25 per share upon the sale of the first 12,000 shares each month and $4.00 per share thereafter. The Company agreed to issue additional shares of Common Stock to make up any shortfall and the Chairman and Chief Executive Officer of the Company pledged 100,000 of his personal shares of Common Stock as collateral. At December 29, 1996, the former owner of Ellis had a shortfall of approximately $500,000 from the sales of stock to that date. In January 1997, the former owner of Ellis exercised his right to take the security pledged by John P. Yeros, the Company's Chairman and Chief Executive Officer. The Board of Directors of the Company authorized the Company to issue Mr. Yeros, its Chief Executive Officer 100,000 shares of Common Stock and options to purchase 250,000 shares of Common Stock at $1.00 per share to compensate Mr. Yeros for the loss of his personal shares. The $1.00 per share represented the fair market value of the shares at the date of the grant. In March 1997, the former owner of Ellis presented a letter to the Company requesting immediate payment of the current remaining amount due of approximately $400,000. The letter also stated that if the Company is unable to pay such amount by April 7, 1997, legal action will be pursued with the former owner seeking recovery of the shortfall, interest, attorney fees, and other related expenses incurred. The Company has begun negotiations with the former owner in an attempt to resolve this matter.

                                   THE COMPANY

         The Company provides skilled nursing, physical and occupational therapy, rehabilitation and other medical personnel for flexible staffing and home care and in a broad spectrum of health care and educational facilities. The Company's flexible interim staffing services are provided through a pool of approximately 2,200 care givers including licensed and registered nurses, rehabilitation, and respiratory and therapists, medical social workers, home care aides and other unlicensed personnel. The Company's flexible, interim staff currently serve over 900 hospitals, clinics, nursing homes, physician groups, assisted living facilities, health maintenance organizations and other health care institutions, a variety of educational facilities and individual home care clients. The Company's skilled nursing, therapy and health aide personnel provide patient care on a daily or per-shift basis in health care and educational facilities and through long-term travel nursing arrangements with hospitals and other institutions. The Company's personnel also provide home care on a shift, daily or long-term basis to patients restricted to the home. The Company's personnel currently serve patients in New York, Texas, California, Colorado and thirteen other states.

         The Company was incorporated in the State of Colorado in April 1988 and has been engaged in the interim staffing business since its inception. Its principal executive offices are located at 360 South Garfield Street, Suite 400, Denver, Colorado, and its telephone number is (303) 393-1515.

                           BACKGROUND OF THE OFFERING

         This offering relates to the registration for resale of up to 6,732,311 Shares, plus an indeterminate number of additional shares of Common Stock as may be required pursuant to anti-dilution provisions in the respective underlying securities, pursuant to Rule 416 under the 1933 Act. The transactions pursuant to which the Selling Shareholders acquired Shares or the underlying securities containing rights to acquire Shares are summarized below.

         In January and  February of 1997,  the Company  issued an  aggregate of
167.15 units (the "1997 Units") in an offering (the "1997 Unit Offering") under an exemption from registration provided under Regulation D of the 1933 Act. Each Unit, priced at $10,000, consisted of one share of 1997 Preferred Stock and one 1997 Unit Warrant. The Company received net proceeds in the 1997 Unit Offering of $1,571,210 after deducting commissions of 6%, which commissions were paid to the following persons who acted as agents in the 1997 Unit Offering: Mueller Trading LP of NJ, $63,690; RD White and Company, $15,500; TAJ Global $18,600;
and Greg Kimbel $3,000. The Company applied substantially all of the net proceeds from the 1997 Unit Offering to the purchase price for the Company's acquisition of certain assets of Colorado Therapists on Call, Inc. and Professional HealthCare Providers, Inc., together doing business as TherAmerica, both wholly-owned subsidiaries of CoreStaff, Inc. Each share of 1997 Preferred Stock is convertible into the number of shares of Common Stock determined by dividing $10,000, plus any accrued but unpaid dividends, by the lesser of (i) $1.00 or (ii) 75% of the average closing bid price for the Common Stock on the last five trading days prior to conversion (currently $0.58125, based on the average closing price of the Comon Stock for the five consecutive trading days ended March 31, 1997), at any time until the third anniversary date of issuance. Each 1997 Unit Warrant is initially exercisable to purchase 10,000 shares of Common Stock at $1.00 per share (subject to decrease upon the happening of certain anti-dilution events, none of which have occurred as of the date of this Prospectus) at any time until the third anniversary date of issuance. If all of the 1997 Preferred Stock is converted (assuming no dividends are required to be paid) and all the 1997 Unit Warrants are exercised at the respective current conversion and exercise prices, a total of 4,547,199 shares of Common Stock will be issued. In addition, the Company will receive additional gross proceeds of $1,671,500 from payment of the aggregate exercise price for the 1997 Unit Warrants. The Company will not receive any proceeds from the conversion of any 1997 Preferred Stock or the sale of Shares received upon conversion of the 1997 Preferred Stock and received upon exercise of the 1997 Unit Warrants by the Selling Shareholders. In connection with the 1997 Unit Offering, the Company agreed to register under the 1933 Act the resale of all shares of Common Stock underlying the securities related to the 1997 Units. Accordingly, the Company has filed the Registration Statement of which this Prospectus forms a part.

          This Prospectus also covers 1,985,112 shares of Common Stock that may be issuable by the Company upon conversion of a convertible note in the principal amount of $1,000,000 (the "Millenco Note") and 200,000 shares that are issuable upon exercise of a warrant (the "Millenco Warrant") to purchase 200,000 shares of Common Stock, both of which were issued to Millenco LP in a private placement on January 28, 1997. The Millenco Note bears interest at 12.5% per annum. If not prepaid in full by May 28, 1997, principal of and accrued interest under the Millenco Note is convertible into shares of Common Stock at any time after May 28, 1997 at the lesser of $1.50 per share or 65% of the average closing sales price of the Common Stock on the Nasdaq SmallCap Market during the last five trading days prior to conversion [(subject to further decrease if the Registration Statement of which this Prospectus forms a part has not been declared effective by June 27, 1997)]. The Millenco Warrant is exercisable at any time prior to July 31, 1999 at an exercise price of $1.1875 per share [(subject to decrease if the Registration Statement of which this Prospectus forms a part has not been declared effective by June 27, 1997)]. The terms of the Millenco Note and the Millenco Warrant require the Company to register under the 1933 Act the shares of Common Stock issuable upon conversion of the Millenco Note and exercise of the Millenco Warrant, respectively. The Company paid commissions of $30,000 to Mueller Trading LP of NJ in connection with their services as finders in connection with the Millenco Note and the Millenco Warrant.

         Holders of any 1997 Unit Warrants exercisable for Common Stock or 1997 Preferred Stock convertible into Common Stock, the Millenco Note or other securities convertible into or exercisable for Shares must first exercise or convert such warrants or 1997 Preferred Stock or the Millenco Note, respectively, in order to acquire such Shares.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of any shares of Common Stock held by Selling Shareholders. If any of the warrants described above are exercised (which is solely at the respective holder's option), the Company will receive the applicable exercise price of the warrants. The net proceeds to the Company, if any, from the exercise of such warrants will be used for working capital.


                              SELLING SHAREHOLDERS

         An aggregate of 6,732,311 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Shareholders. Except as otherwise indicated in this Prospectus and with the exception of their ownership of Company securities, the Selling Shareholders have no material relationship with the Company. See "Background of the Offering." The following table sets forth certain information regarding the Selling Shareholders. The "Common Stock beneficially owned" column assumes all underlying securities described under "Background of the Offering" are converted into or exercised for Common Stock at current conversion and exercise prices. The "Common Stock offered" and "Common Stock owned after sale" columns assume the sale by the Selling Shareholders of all Common Stock registered hereunder.



                                                                          Common Stock
                             Common             Common                    beneficially
                             Stock              Stock                   owned after sale
                          beneficially          offered             pursuant to this Prospectus(2)
Selling Shareholder          owned              hereby(1)             Number      Percentage


Rita Folger                88,818                54,408                34,409        *
Dalton Trading          1,985,914             1,985,914                  -0-        -0-
Grupo Mercousur, S.A.      68,011                68,011                  -0-        -0-
Yecheskel Munk            297,333               228,516                68,817        *
Joe Newman                136,022               136,022                  -0-        -0-
Moshe Mueller              98,817                81,613                17,204        *
Yeshiva Ketana
   of Long Island          27,204                27,204                  -0-        -0-
David Lowy                136,022               136,022                  -0-        -0-
Laurie Shapiro            136,022               136,022                  -0-        -0-
Mark G. Katz               34,005                34,005                  -0-        -0-
Gardenville Corp., N.V.   680,107               680,107                  -0-        -0-
Richard Martella           27,204                27,204                  -0-        -0-
David P. Faxon, Jr.        27,204                27,204                  -0-        -0-
Vladimir V. Peller         27,204                27,204                  -0-        -0-
Dominick Di Cesare         54,409                54,409                  -0-        -0-
Efthimia Massouras         27,204                27,204                  -0-        -0-
Lou Ann Anroniello         27,204                27,204                  -0-        -0-
Harry Young                27,204                27,204                  -0-        -0-
Clifford A. Doyle          27,204                27,204                  -0-        -0-
Tony Difatta               27,204                27,204                  -0-        -0-
Hoffman/Wetherford        136,022               136,022                  -0-        -0-
Hoffman/Wetherford        136,022               136,022                  -0-        -0-
William Jenkins           136,022               136,022                  -0-        -0-
Mark Chimbel               27,204                27,204                  -0-        -0-
Dr. Bruni Casatelli       136,022               136,027                  -0-        -0-
Dr. Edward Wilkens        136,022               136,027                  -0-        -0-
Millenco LP             2,185,112             2,185,112                  -0-        -0-


        * Less than 1%.

          (1) A total of 2,875,699 of such Shares may be issued upon conversion of 1997 Preferred Stock and 1,671,500 of such Shares may be issued upon exercise of 1997 Warrants. A total of 1,985,112 of such Shares are obtainable upon conversion of the Millenco Note and 200,000 Shares are obtainable upon exercise of the Millenco Warrant. See "Background of the Offering."

          (2) The resale of the Shares of Common Stock beneficially owned by Selling Shareholders not being offered pursuant to this Prospectus has been registered under the 1933 Act pursuant to Registration Statement No. 333- 12241 declared effective by the Securities and Exchange Commission on October 10, 1996.

         (3) Includes 1,985,112 Shares obtainable upon conversion of the Millenco Note and 200,000 Shares obtainable upon exercise of the Millenco Warrant.

                            DESCRIPTION OF SECURITIES

         The Company's authorized capital consists of 25,000,000 shares of Common Stock, par value $.001 per share, and 2,500,000 shares of Preferred
Stock. As of March 23, 1997, the Company had outstanding 7,382,548 shares of Common Stock, 52 shares of 1996 Preferred Stock and 167.15 shares of 1997 Preferred Stock. As of such date, the Common Stock was held of record by approximately 200 persons.

Common Stock

          Each share of Common Stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and preferences of the outstanding Preferred Stock. The outstanding shares of Common Stock and the shares of Common Stock issuable upon conversion or exercise of underlying securities are or will be, as the case may be, duly and validly issued, fully paid and non-assessable.

Transfer Agent

         The Company has retained American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, as Transfer Agent and Registrar for the Company's Common Stock.


                              PLAN OF DISTRIBUTION

         This Prospectus may be used from time to time by the Selling Shareholders to offer and sell an aggregate of 6,732,311 Shares. Shares may be sold from time to time directly by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Alternatively, Shares may be offered from time to time by the holders to or through brokers or dealers who may act solely as agent, or who may acquire Shares as principal. The distribution of Shares may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by these holders in connection with such sales, which such fees, commissions or discounts may be deemed to be "underwriting compensation" within the meaning of the 1933 Act. In addition, in connection with such sales, the holders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the 1933 Act. The Company has agreed to bear all expenses other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisors to the Selling Shareholders, in connection with the preparation and filing of the Registration Statement of which this Prospectus forms a part and the printing of this Prospectus and otherwise in connection with the registration of the Shares. The Company estimates such expenses at $30,000. The Registration Statement of which this Prospectus forms a part must be current at any time during which a Selling Shareholder sells Shares.

         Selling Shareholders may also offer the Shares covered by this Prospectus under other registration statements or pursuant to exemptions from the registration requirements of the 1933 Act, including sales which meet the requirements of Rule 144 under the 1933 Act. Selling Shareholders should seek advice from their own counsel with respect to the legal requirements for such sales.

         This Prospectus may be supplemented or amended from time to time to reflect its use relating to the Common Stock for resales by Selling Shareholders not named in this Prospectus as such who obtain the right to sell Shares hereunder.

                                  LEGAL MATTERS

         The validity of the securities of the Company offered will be passed on for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership, 633 Seventeenth Street, Suite 2000, Denver, Colorado 80202.

                                     EXPERTS

         The financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 29, 1996 have been audited by Ehrhardt Keefe Steiner & Hottman, P.C., independent certified public accountants as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


                                                                Amount
                                                                Payable
                                                                by the
Item                                                            Company
----                                                            -------
Registration Fee - Securities and Exchange Commission....       $   926
Nasdaq SmallCap filing fee ..............................       $ 7,500
Legal Fees and Expenses..................................       $10,000*
Accounting Fees and Expenses.............................       $ 1,500*
Blue Sky Fees (including cost of counsel)................       $ 5,000*
Printing and Engraving...................................       $ 1,000*
Miscellaneous Expenses...................................       $ 1,000*
        Total............................................       $26,926
                                                                =======

---------------------

*  Indicates estimate for the purpose of this filing.

Item 15.  Indemnification of Directors and Officers.

         The Colorado Business Corporation Act permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Articles of Incorporation of the Company have been framed so as to conform to the Colorado Business Corporation Act.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel or by a vote of the shareholders that the applicable standard of conduct were met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Company's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provision cited above and the referenced portion of the Articles of Incorporation also grant the power to the Company to purchase and maintain insurance which protects it officers and directors against any liabilities incurred in connection with their services in such a position, and such a policy may be obtained by the Company in the future.

Item 16.  Exhibits.

         See Index to Exhibits incorporated herein by this reference.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) of the Act if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 14 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned thereunto duly authorized in the City of Denver, State of Colorado on April 7, 1997.

                                          INTERNATIONAL NURSING SERVICES, INC.

                                          By: /s/ John P. Yeros
                                          John P. Yeros, Chief Executive Officer

         Each person whose signature appears below constitutes and appoints John
P. Yeros his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated below.


         Signature                          Title                                       Date



/s/ John P. Yeros                   Chairman of the Board and Chief             April 7, 1997
---------------------------         Executive Officer
John P. Yeros                       (Principal Executive Officer)




/s/ Robin M. Bradbury               Chief Financial Officer                     April 7, 1997
---------------------------         (Principal Financial and Accounting
Robin M. Bradbury                   Officer)



/s/ Charles Powell                  Director                                    April 7, 1997
---------------------------
Charles Powell


/s/ Thomas J. Oberle                Director                                    April 7, 1997
---------------------------
Thomas J. Oberle



                                                 INDEX TO EXHIBITS





3.1 Certificate of Designation of 1997 Convertible Preferred Stock Incorporated by reference to Exhibit 3.18 to the Company Annual Report on Form 10-KSB for its 1996 fiscal year ended December 29, 1996 (Commission File No. 0-24768).

4.2 Form of 1997 Unit Warrant Incorporated by reference to Exhibit 4.11 to the Company Annual Report on Form 10-KSB for its 1996 fiscal year ended December 29, 1996 (Commission File 0-24768).

4.3 Millenco Warrant Incorporated by reference to Exhibit 4.9 to the Company Annual Report on Form 10-KSB for its 1996 fiscal year ended December 29, 1996 (Commission File 0-24768).

4.4 Millenco Note Incorporated by reference to Exhibit 4.10 to the Company Annual Report on Form 10-KSB for its 1996 fiscal year ended December 29, 1996 (Commission File 0-24768).

5.1 Opinion and Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., regarding legality of the securities registered hereby.

10.1 Form of Registration Rights/Purchase Agreement relating to 1997 Unit Offering Incorporated by reference to Exhibit 10.21 to the Company Annual Report on Form 10-KSB for its 1996 fiscal year ended December 29, 1996 (Commission File 0-24768).

23.1 Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.1).

23.2     Consent  of  Ehrhardt  Keefe  Steiner  &  Hottman,   P.C.,  independent
         certified public accountants for the Company.

24.      Power of Attorney (included on Signature Page).
------------------------